CONTACTS:

Genna Goldberg	Darren Barker
JAKKS Pacific, Inc.	Integrated Corporate Relations
(310) 455-6235	(562) 698-6771

FOR IMMEDIATE RELEASE

JAKKS PACIFIC EXTENDS DEADLINE TO
COMPLETE TOYMAX ACQUISITION

MALIBU, California — September 4, 2002, — JAKKS Pacific, Inc. (Nasdaq: JAKK) announced that the Company is extending the deadline to complete the acquisition of Toymax International, Inc. (Nasdaq: TMAX) from September 30, 2002 to December 31, 2002. The extension will allow JAKKS Pacific shareholders to vote on a proposed increase in the number of authorized shares to facilitate the stock component of the acquisition. After JAKKS Pacific shareholders approve the authorized share increase at the September 27, 2002 shareholder meeting, the Company expects to complete the acquisition of Toymax at a special meeting of Toymax shareholders tentatively scheduled for Friday, October 25, 2002. The Company has nearly completed the operational integration of Toymax and will continue including all of Toymax’s revenues and 66.8% of Toymax’s net income in its consolidated financial results until the acquisition is completed.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors®, Road Champs®, Remco®, Child Guidance®, Pentech®, Toymax®, Funnoodle®, Laser Challenge™ and Go Fly a Kite™. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment™ video games. For further information, visit www.jakkspacific.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

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